Exhibit 10.5

                              Employment Agreement
                             G. Dennis Key, Employee

This Employment Agreement ("Agreement") is made effective as of July 1, 2003, by and between Aspect Systems, Inc. ("Company"), and G. Dennis Key ("Employee"). Employee hereby represents that no restrictions exist prohibiting him from executing and performing this Agreement.

WHEREAS, Company wishes to employ Employee under the terms and conditions set forth below. And Employee wishes to accept such employment under the terms and conditions set forth below;

WHEREAS, Employee acknowledges that Employee has read and is fully familiar with the terms of this Agreement, that Employee has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and that after such review, Employee finds that the promises and considerations provided by Employee in this Agreement are not greater than necessary for the protection of Company's good will and legitimate business interests and do not create undue hardship for Employee or the public;

NOW, THEREFORE, the parties agree as follows:

1. Position. Employee shall hold the position as "President" of the Company. As of January 1, 2004, Employee shall also hold the position of CEO of the Company. Douglas N. Dixon ("Chairman") shall remain Chairman of the Board of the Company.

2. Board Member. During the Term hereof, Employee shall be appointed as a Director to the Board of Directors of the Company and Employee shall be appointed as a Director of the Board of Directors of DNDT.

3. Financial Matters. During the Term hereof, Chairman and Employee agree that on any significant financial matters concerning the Company or DNDT, the parent company of the Company, where Chairman and Employee do not agree on the spending or financial matter to be taken, then such matters shall be taken to the appropriate Boards of the Company and/or DNDT for discussion and approval. For these purposes Employee shall have an opportunity to voice his concerns over any such matters with the Boards of DNDT and/or the Company, whichever are applicable.

4. Duties. Employee will perform the duties of the position to which he is assigned in a reasonable, timely and professional manner, and shall comply with all applicable policies and rules of Company. When company finances allow for Employee's return to full salary, and when the cost of relocation will not create an unnecessary burden for the Company, Employee shall move from Texas to Arizona. Until that time, Employee shall make a best effort to spend two out of every three weeks at the Company headquarters in Chandler.

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5. Term and Termination. Company agrees to employ Employee for a period not less than two years from the date hereof. Employee and Company may terminate this Agreement only for "cause" as defined in this Agreement. Employee may terminate employment with "cause", at any time, upon thirty days notice to the Company. This notice requirement is intended to help the Company protect its business interests, preserve customer good will, and facilitates the transfer of information that is necessary for the Company to maintain its competitive advantage. Company may terminate Employee's employment with "cause", upon fourteen days notice. Company may, at its option, provide pay in lieu of notice and upon doing so will have no further payment obligations to Employee except as set forth herein. For "cause" is defined below.

      A. For Cause. Notwithstanding any other provision of this Agreement, the Employee's employment, and all Employee's rights and benefits under this Agreement, may, at the discretion of the Chairman or by the majority vote of the Board of Directors of the Company, be terminated immediately and without further notice and without liability to the Company upon the happening of any one or more of the following events:

            (1). If the Employee is convicted of any of the following: (i) any felony, (ii) any misdemeanor in the nature of fraud, theft or conversion of property, or (iii) any offense involving moral turpitude which, in the sole and unfettered discretion of the Chairman, has or could have an adverse effect on the business or reputation of the Company, or (iv) any offense involving the use, possession, or distribution of any illicit drug or other controlled substance;

            (2). If the Employee exhibits any conduct, including:

                  (a). chronic or repeated unexcused absence, which adversely or materially affects the performance of his duties;

                  (b). negligence or dereliction of duty, which materially interferes with the performance of his duties;

                  (c). insubordination; or

                  (d). a pattern of inappropriate behavior, which negatively affects or has the substantial potential to materially and adversely affect the Company, as reasonably determined by the Chairman or by the Directors by majority vote to be in violation of his duties to the Company. If the Company provides Employee written notice of any conduct which the Company finds objectionable, and if the Employee persists in or repeats such similar conduct or does not remedy the identified deficiency in his performance within a reasonable time following such notice, the same shall be deemed conclusively to establish the Company' right to terminate the Employee pursuant to this subsection. However, prior written notice shall not be required prior to termination under this section.


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                  (3). If the Chairman or the Board of Directors by majority vote in good faith determines that the Employee willfully provided false or misleading information to the Company, either prior to or during employment, or breached his fiduciary duties to the Company, or committed fraud, theft or conversion of Company property, or has engaged in other unlawful conduct, including but not limited to the use or possession of illicit drugs or any other controlled substances, (other than medications prescribed by a physician) or the use of alcohol during working hours or on Company premises, except (with respect to alcohol) use in the ordinary course of business, regardless whether any civil or criminal action is brought against the Employee;

                  (4). If the Employee refuses to submit to any scheduled or random periodic test, search, and/or investigation as may be required by the Company from time-to-time as part of any program implemented by the Company generally applicable to its employees to detect the use, presence or possession of illicit drugs or any other controlled substances.

      B. Resignation. In the event the Employee wishes to resign his employment, the Employee shall notify the Company of his intent to resign 60 days in advance of his intended last day of employment. Employee agrees to cooperate in the Company's efforts to locate and train a replacement employee. Employee agrees to continue to perform his employment duties and responsibilities as outlined in Paragraph 3, above, and as may be contained in a written Job Description that may be provided by the Chairman to Employee from time to time, during the period between giving his notice of resignation and his last day of work. In the event of resignation by Employee during the term hereof, Employee shall be entitled to severance compensation equal to two months salary and two months of benefits.

      C. Termination of Employment Due to Death or Disability. As used in this Agreement, the terns "disability" means the continuous and uninterrupted inability of Employee to perform his duties by reason of accident or physical or mental illness or disease for a period of 60 days. During the period from the onset of any condition leading to disability until any termination of this Agreement by the Company as a result of such disability, as hereinafter provided, all salary and fringe benefits provided under this Agreement shall continue except that the salary shall be reduced by the amount of benefits received by Employee pursuant to any disability insurance policy or policies, if any, procured by the Company for the Employee's benefit.

            In the event the disability ceases within one year from the start date of disability, Employee has the option of resuming his position for the remainder of the original Term hereof, provided that Employee is able to discharge the duties of Employee's position. During the term of disability Employee shall remain an officer of the Company.

            In the event of Employee's death during the term hereof, the Employee shall be paid two years salary. The Company shall purchase term life insurance for Employee and for the Chairman, who has this same benefit, to cover this payment. Death during the


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      Term hereof shall terminate Employee's obligations to discharge his position, however, this Agreement shall remain in full force and effect to discharge any remaining obligations due hereunder.

            The Company may terminate this Agreement in the event Employee elects to not resume his position after the one year period or if Employee is unable to discharge the duties of his position after such one year period.

6. Compensation.

      A. Base Salary. Employee's Beginning base salary as an officer of the Company shall be $150,000 per annum, provided, that the Chairman is paid a salary at the same rate. At all times during the term hereof, Employee's salary shall match that of the Chairman and Employee, as CEO, shall cause Chairman's salary to match that of Employee.

      B. Bonus for 2004. Employee shall receive a bonus for 2004 as set forth below if the performance targets listed below are met for the year 2004, as follows:

          100% of Base Salary       50% of Base Salary      25% of Base Salary
          $20 Million Revenue       $18 Million Revenue     $15 Million Revenue
          $2M Net Earnings          $1.5M Net Earnings      $1 M Net Earnings

      C. Bonus for 2,005 and Years Thereafter. Employee shall receive a bonus for 2005 as set forth below if the performance targets listed below are met for the year 2005, as follows:

          100% of Base Salary       50% of Base Salary      25% of Base Salary
          $25 Million Revenue       $20 Million Revenue     $18 Million Revenue
          $3M Net Earnings          $2.5M Net Earnings      $2M Net Earnings

      D. Stock Grant. Employee shall receive 1,100,000 shares of DNDT common stock as a Stock Grant.

7. Work Product Ownership. Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively, the "Work Product") developed in whole or part by Employee while employed by the Company shall be the exclusive property of Company. Upon receipt, Employee shall sign all documents necessary to confirm or perfect the exclusive ownership of Company to the Work Product.

8. Confidentiality.

      A. Definitions. As used herein "Trade Secrets" are information of special value, not generally known to the public or competitors, that the Company has taken steps to maintain as secret from persons other than those selected by the Company. "Confidential Information" is information acquired by Employee in the course and scope of his or her


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      activities for Company that is designated by Company as confidential, or that Company indicates through its policies, procedures or other instructions should riot be disclosed to anyone outside Company except through controlled means. The controlled disclosure of Confidential Information to customers, business associates or vendors for legitimate business purposes and the availability of the Confidential Information to others outside Company, through independent investigation and effort, will not remove it from protected status as Confidential Information under this agreement if Employee was first entrusted with the Confidential Information in confidence while working on behalf of Company. Confidential Information and/or Trade Secrets are generally referred to herein as "Proprietary Information." Without limitation, some examples of protected Proprietary Information are Company's manufacturing processes, engineering or design specifications, marketing and research information, personnel evaluations, customer lists, supplier lists, new product development plans, pricing and cost information, business plans and marketing plans or strategies. Proprietary Information may be both a Trade Secret and Confidential Information, but need not be both to be protected hereunder.

      B. Company Covenants. Upon execution of this Agreement, Employee has been given access to Proprietary Information of the Company through computer password access and physical access to purchase orders, sales orders, work instructions, pricing information, drawings, customer lists, customer contacts, vendor information and company policies and procedures. Within 90 days from the effective date of this Agreement, and as deemed necessary by Company thereafter, Company will do one or more of the following: (a) provide Employee with Proprietary Information of the Company, or access to such information; or (b) provide Employee with goodwill support such as expense reimbursements in accordance with Company policy limits, access to Proprietary Information, and/or facilitate contact with customers and prospective customers in order to help Employee develop goodwill for Company. The foregoing is not conditioned upon Employee's continued service to Company, but it is conditioned upon complete compliance with all of the restrictions and promises contained in this Agreement.

      C. Employee Covenants. Employee agrees not to disclose any of the Company's Proprietary Information, directly or indirectly, to any unauthorized person, and not to use it in any way, either during the term of this agreement or at any time thereafter, except as required for the benefit of Company or as compelled by law (such as subpoena or court order). Employee also agrees to use the goodwill and contacts developed with Company's customers and contractors for the exclusive benefit of Company, and agrees not to use these items in a way that would harm the business interests of the Company while subject to any part of this Agreement. Employee will not at any time, or in any manner, either directly or indirectly, use for personal benefit of Employee, or divulge, disclose or communicate in any manner any information that is proprietary to Company. Employee will protect such information and treat it as strictly confidential. This provision shall continue to be effective after the termination of this Agreement. Employee will return to Company all records, notes, documentation and other items that were used, created or controlled by Employee during the term of this Agreement.


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      D. Other Covenants. Company hereby agrees that as consideration for
      Employee's promises herein, Employee will be eligible for Company's Paid Time off (for Vacation, Illness and Personal Floating Holidays), Bonus Plan, 401k Savings Plan, and Long Term Disability, subject to the terms and conditions of each specific benefit program (as it may be amended from time to time) and the terms of this Agreement. Employee shall be provided with travel related life insurance for accidental death in the amount of $1,000,000. In exchange for the foregoing and the additional terms agreed to in this Agreement, if Employee is an existing employee of Company, Employee agrees (a) that this Agreement will replace any existing (a) employment agreement covering the same subjects, if any, between the parties and thereby acts as a novation, and (b) that all Company Proprietary Information developed or received by Employee during past employment with Company and all goodwill developed with the Company's clients, customers and other business contacts by Employee during past employment with Company is now the exclusive property of the Company and will be used solely for the benefit of Company. Employee waives and releases any claim that he or she should be able to use client or customer goodwill, or Company's Proprietary Information, previously received or developed by Employee while working for the Company, for the benefit of any competing person or entity.

9. Protective Covenants. Employee agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests of the Company.

      A. Definitions. "Competing Business" means any business involving service and/or refurbishment of semiconductor equipment or any related activities so similar in nature that it would displace business opportunities or customers of Company. "Covered Customer" means those customer entities and/or persons that the Company has an ongoing business relationship with (prior to any prohibited interference), or is negotiating with for such a relationship, and that Employee either (a) received Proprietary Information about in the course of his/her duties; or (b) had contact with within the last twenty-four (24) month period that Employee was employed with Company.

      B. Handling of Covered Items. All Proprietary Information, and/or Company materials containing Proprietary Information, shall remain the exclusive property of Company at all times. Such materials shall, together with all copies thereof, be returned and delivered to Company by Employee immediately (without demand) upon the termination of this Agreement, and shall be returned at a prior time if Company so demands.

      C. Restriction on Interfering with Employee Relationships. Employee agrees that during employment with Company, and for a period of twelve (12) complete calendar months following the termination of Employee's employment with Company, Employee will not, either directly or indirectly, hire, solicit or take away any of the employees or officers of Company, or encourage any employees or officers of Company to terminate their relationship with Company without prior written consent of the Chairman of the Company.


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      D. Restriction on Interfering with Customer Relationships. Employee agrees that while performing services for Company, and for a period of twelve
      (12) complete calendar months following the termination of Employee's employment with Company, Employee will not, directly or indirectly, except in connection with Employee's employment with Company, service, solicit or take away any of the Covered Customers of Company for a Competing Company without the prior written consent of the Chairman of the Company. The parties stipulate that the foregoing restriction contains a reasonable geographic limitation because it is limited to the location, storefront, address or place of business where a Covered Customer is present and available for solicitation.

      E. Restriction on Unfair Competition. Employee agrees that during employment with Company, Employee will not participate in or assist a Competing Business. Employee agrees that for a period of twelve (12) complete calendar months following termination of services, Employee will not work for or assist a Competing Company in any capacity (as employee, consultant, contractor, officer, director, investor, agent or otherwise) that would involve (a) the same or substantially similar functions or responsibilities; or (b) supervision over the same or substantially similar functions or responsibilities; or (c) assisting a Competing Company in decisions within the "Restricted Area." "Restricted Area" means any state in which SemiQuip, Aspect SemiQuip International, Aspect Systems, Incorporated or DND Technologies is incorporated or authorized to do business, and that contains an office that Employee worked out of, provided services through or provided supervision over. Employee may not circumvent the purpose of any restriction by engaging in business in the Restricted Area through remote means like telephone, other oral or written correspondence or computerized communication. These restrictions do not prohibit ownership of less than 10% of the publicly traded capital stock of a corporation, or mutual fund investments. Employee will give Company thirty (30) days written notice prior to having any financial affiliations or going to work for a Competing Company.

      F. Reasonableness of Geographic Restriction. Employee agrees that provision contained herein are narrow and reasonable for the following reasons: (a) Employee is free to seek employment with other companies, providing services that do not directly or indirectly compete with any business of the Company; (b) Employee is free to seek employment with other companies in the semiconductor capital equipment industry that do not directly or indirectly compete with any business of the Company, such as any fabricator of some semiconductor components; and (c) there are many other companies in the semiconductor capital equipment industry that do not directly or indirectly compete with any business of the Company. Thus, this restriction on Employee's ability to compete does not prevent Employee from using and offering the skills that Employee possessed prior to receiving Confidential Information, specialized training and knowledge from the Company.

      G. Survival of Covenants. The restrictions, representations and warranties contained herein shall survive the termination of Employee's employment with Company to the extent necessary to carry out or to enforce the intent of the parties set forth herein. The existence of any claim or cause of action of Employee against Company whether


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      predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Company of said covenant. In the event an enforcement remedy is sought hereunder, the time periods of the restrictions, provided for herein shall be extended by one day for each day Employee failed to comply with the restriction at issue.

      H. Remedies. In the event of breach or threatened breach by Employee of any provision herein, Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (ii) recovery of all attorney's fees and costs incurred by Company in obtaining such relief, and (iii) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which Company may incur as a result of said breach or threatened breach. An agreed amount for the bond to be posted is One Thousand Dollars ($1,000.00) if Company seeks an injunction.

10. Severability. In the event of any breach of this Agreement, the Company shall have the right to exercise all of its legal rights and remedies including, but not limited to the right to obtain injunctive relief, without the requirement of posting a bond in support of such injunctive relief. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, constructed and enforceable as so limited. It is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render it valid, then the provision shall have the meaning which renders it valid.

11. Waiver, Modification and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning the matters covered in it. This Agreement may not be modified, altered or amended except by written agreement of all parties hereto, above or by order of the court.

12. Personal Services. This Agreement is for the personal services of the Employee and may not be assigned by the Employee.

13. Jurisdiction; Governing Law; Arbitration and Attorney Fees.

      A. Jurisdiction, Law and Venue. This Agreement shall be construed in accordance with, and governed by the laws of the State of Arizona. Jurisdiction and venue for any action in connection with any breach or threatened breach or interpretation of this Agreement shall lie exclusively in the courts located in the County of Maricopa, Arizona.

      B. Attorneys Fees to Prevailing Party. In the event that a dispute of any nature arises pertaining to this Agreement, including but not limited to its interpretation, enforcement, applicability, or any party's performance hereunder, and the dispute has not been resolved by negotiation or agreement among the parties, and arbitration or litigation


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      is brought to resolve the matter, the party who prevails or substantially prevails in the litigation or arbitration shall be awarded, in addition to any other relief awarded, its reasonable costs and attorney fees, regardless of which party instituted the litigation or arbitration.

      C. Arbitration Clause. The parties hereby consent and agree in advance that any dispute over this Agreement shall be submitted to and resolved by binding arbitration in Phoenix, Arizona, conducted under the rules of the American Arbitration Association but not necessarily conducted by the American Arbitration Association. There shall be one arbitrator selected by agreement of the parties. However, this arbitration clause shall not restrict the Company's ancillary remedies set forth hereunder.

14. Notices. All notices, consents, approvals, waivers or other items given or required to be given by one party to the other shall be in writing; these "Notices" shall be delivered by one of the following methods:

      A. If personally delivered, then Notice is effective on the next business day following receipt; or

      B. If delivered by mail, Notice is deemed given and delivery 72 hours after being deposited in any duly authorized United States mail depository, postage prepaid, registered or certified, return receipt requested; or

      C. If sent by a reputable overnight courier service (e. g. Federal Express), addressed as set forth below, the notice shall be deemed effective on the next business day following receipt, as evidenced by the receipt obtained by the courier service; or

      D. If sent by telecopy to the phone number listed below, then notice shall be deemed delivered on the next business day following receipt, as evidenced by a successful transmission report.

                  All Notices shall be addressed as indicated below:

                  If to Employee:   A. To Employees office at work, or
                                    B. To Employee's home

                  If to Company:    Douglas N.  Dixon and Paul Gallo
                                    At the Company's Address in Arizona

                  And to:           Ernie L.  Recsetar
                                    14614 N. Kierland Blvd.,  Suite s-160
                                    Scottsdale, AZ 85254
                                    Fax:  480-505-8920

15. Entire Agreement. This Agreement represents the entire Agreement between the parties, and there are no oral agreements or representations between the parties. This Agreement


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supersedes and cancels any and all previous negotiations, arrangements, agreements, representation or understandings, if any, between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.


EMPLOYEE:                                          COMPANY:

Dennis Key                                         Aspect Systems, Inc.


By: /s/ G. Dennis Key                              By: /s/ Douglas N. Dixon
    ----------------------                             -------------------------
    G. Dennis Key                                      Douglas N. Dixon

The Stock Grant-referenced herein has been agreed to by the Board of Directors of DNDT:


By: /s/ Douglas N. Dixon
    ---------------------------
    Douglas N. Dixon, Chairman
    on behalf of the Board of
    Directors of DNDT


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